EXHIBIT 23.1

[LETTERHEAD]

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Ryerson Tull, Inc:

We consent to the incorporation by reference in the registration statements (No. 33-59161, No. 33-62897 and No. 333-59009) on Form S-3 and in the Registration Statements (No. 33-59783, No. 33-48770, No. 33-13292, No. 33-32504, No. 333-06977, No. 333-06989, No. 333-78429, No. 333-62382 and No. 333-88476) on Form S-8 of Ryerson Tull, Inc. of our report dated September 17, 2004, with respect to the combined balance sheets of J&F Steel as of December 31, 2003 and 2002, and the related combined statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in this Form 8-K/A (Amendment No. 1 to Ryerson Tull, Inc.’s Form 8-K filed on August 4, 2004) of Ryerson Tull, Inc. filed on October 6, 2004.

/s/ KPMG LLP

Chicago, Illinois

October 1, 2004